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EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP

        We consent to the reference to our firm under the caption "Experts" in this Registration Statement on Form S-4 of USA Interactive and the related Prospectus and to the incorporation by reference therein of our report dated January 25, 2002, with respect to the consolidated financial statements and financial statement schedule of Ticketmaster included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

                      /s/ Ernst & Young LLP

Los Angeles, California
December 13, 2002

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EXHIBIT 23.2--Consent of Ernst &&; Young LLP